Exhibit 99.2

ArcherDX, Inc.

Condensed Consolidated Financial Statements

As of September 30, 2019 and 2020 and

For the Three and Nine Months Ended September 30, 2019 and 2020

INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF ARCHERDX, INC.

As of September 30, 2019 and 2020 and

For the Three and Nine Months Ended September 30, 2019 and 2020

ARCHERDX, INC.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands, except share and per share data)

	December 31,	September 30,
	2019	2020
ASSETS
Current assets:
Cash and cash equivalents	$59,492	$8,406
Accounts receivable, net	15,354	16,701
Inventories	6,002	13,161
Prepaid expenses and other current assets	2,442	6,601

Total current assets	83,290	44,869
Property and equipment, net	10,811	17,211
Right-of-use assets, net	4,813	7,168
Intangible assets, net	780	19,911
Goodwill	4,972	4,972
Other assets	2,130	878

Total assets	$106,796	$95,009

LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$5,657	$4,800
Accrued expenses	2,025	9,277
Accrued compensation	2,824	4,515
Lease liabilities	577	1,224
Other current liabilities	1,060	196
Deferred revenue	6,234	3,502

Total current liabilities	18,377	23,514

Long-term lease liabilities—less current portion	4,310	7,263
Long-term debt, net	28,572	61,647
Contingent consideration	8,327	76,477

Other long-term liabilities	2,295	16,267

Total liabilities	61,881	185,168

Commitments and contingencies (Note 13)
Convertible preferred stock, $0.001 par value, 28,293,525 and 28,293,525 shares authorized, 17,609,298 and 19,076,223 shares issued and outstanding with aggregate liquidation preference of $114,397 and $177,291 as of December 31, 2019 and September 30, 2020, respectively	110,154	174,276
Stockholders’ deficit:
Common stock, $0.01 par value, 45,000,000 and 45,000,000 shares authorized, 6,454,355 and 6,683,278 shares issued and outstanding as of December 31, 2019 and September 30, 2020, respectively	65	67
Additional paid-in capital	3,939	6,803
Accumulated deficit	(69,243)	(271,305)

Total stockholders’ deficit	$(65,239)	$(264,435)

Total liabilities, convertible preferred stock, and stockholders’ deficit	$106,796	$95,009

See accompanying Notes to Condensed Consolidated Financial Statements.

ARCHERDX, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss (unaudited)

(in thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2019	2020	2019	2020
Revenue
Precision oncology products	$6,321	$8,942	$15,796	$24,352
Pharma development services	8,507	7,565	19,280	23,283

Total revenue	14,828	16,507	35,076	47,635

Operating expenses
Cost of precision oncology products	1,811	4,519	4,404	9,970
Cost of pharma development services	2,249	3,455	5,695	11,110
Sales and marketing	4,387	5,353	9,931	15,538
Research and development	11,601	20,012	20,902	55,865
General and administrative	4,221	11,732	9,930	30,250
Contingent consideration	(480)	33,197	5,026	72,302

Total operating expenses	23,789	78,268	55,888	195,035

Loss from operations	(8,961)	(61,761)	(20,812)	(147,400)

Interest expense, net	(838)	(1,869)	(1,607)	(3,867)
Other expense, net	(4)	(20,648)	(223)	(50,795)

Loss before income taxes	(9,803)	(84,278)	(22,642)	(202,062)
Income tax expense	3	—	10	—

Net loss and comprehensive loss	$(9,806)	$(84,278)	$(22,652)	$(202,062)

Basic and diluted loss per common share	$(1.54)	$(12.70)	$(3.55)	$(30.84)

Basic and diluted weighted-average common shares outstanding	6,376,976	6,634,807	6,376,898	6,552,400

See accompanying Notes to Condensed Consolidated Financial Statements.

ARCHERDX, INC.

Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit (unaudited)

For the Three and Nine Months Ended September 30, 2019 and 2020

(in thousands, except share amounts)

	Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance—July 1, 2019	10,971,115	$55,319	6,376,820	$64	$3,245	$(41,111)	$(37,802)
Issuance of Series B convertible preferred stock for cash, net of issuance costs of $1,850	—	(5)	—	—	—	—	—
Proceeds from exercise of stock options	—	—	90	—	—	—	—
Repurchase of Series A preferred stock	—	—	(110)	—	—	—	—
Stock-based compensation expense	—	—	—	—	247	—	247
Net loss	—	—	—	—	—	(9,806)	(9,806)

Balance—September 30, 2019	10,971,115	$55,314	6,376,800	$64	$3,492	$(50,917)	$(47,361)

Balance—July 1, 2020	18,393,441	$115,347	6,627,583	$66	$5,329	$(187,027)	$(181,632)
Warrant exercise of Series B convertible preferred stock	682,782	58,929	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	1,407	—	1,407
Proceeds from exercise of stock options	—	—	55,695	1	67	—	68
Net loss	—	—	—	—	—	(84,278)	(84,278)

Balance—September 30, 2020	19,076,223	$174,276	6,683,278	$67	$6,803	$(271,305)	$(264,435)

See accompanying Notes to Condensed Consolidated Financial Statements.

ARCHERDX, INC.

Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit (unaudited)

For the Three and Nine Months Ended September 30, 2019 and 2020

(in thousands, except share amounts)

(continued)

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance—January 1, 2019	8,783,772	$42,180	6,375,767	$64	$3,106	$(28,265)	$(25,095)
Issuance of Series B convertible preferred stock for cash, net of issuance costs of $1,850	2,190,546	13,150	—	—	—	—	—
Proceeds from exercise of stock options	—	—	2,040	—	2	—	2
Repurchase of restricted stock	—	—	(1,007)	—	(1)	—	(1)
Repurchase of Series A preferred stock	(3,281)	(16)	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	385	—	385
Net loss	—	—	—	—	—	(22,652)	(22,652)

Balance—September 30, 2019	10,971,037	$55,314	6,376,800	$64	$3,492	$(50,917)	$(47,361)

Balance—January 1, 2020	17,609,298	$110,154	6,454,355	$65	$3,939	$(69,243)	$(65,239)
Issuance of Series A convertible preferred stock for Baby Genes contingent consideration	624,277	4,142	—	—	—	—	—
Warrant exercise of Series A convertible preferred stock	159,866	1,051	—	—	—	—	—
Warrant exercise of Series B convertible preferred stock	682,782	58,929	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	2,446	—	2,446
Proceeds from exercise of stock options	—	—	228,923	2	418	—	420
Net loss	—	—	—	—	—	(202,062)	(202,062)

Balance—September 30, 2020	19,076,223	$174,276	6,683,278	$67	$6,803	$(271,305)	$(264,435)

See accompanying Notes to Condensed Consolidated Financial Statements.

ARCHERDX, INC.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Nine months ended September 30,
	2019	2020
Cash flows from operating activities
Net loss	$(22,652)	$(202,062)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,704	3,180
Amortization of debt issuance costs	169	524
Bad debt expense (recovery)	(28)	(20)
Stock-based compensation expense	385	2,446
Change in fair value of contingent consideration	5,026	72,302
Change in fair value of convertible preferred stock warrants	211	50,880
Changes in assets and liabilities
Accounts receivable	(9,655)	(1,328)
Inventories	(3,466)	(7,159)
Prepaid expenses and other assets	(813)	(4,798)
Accounts payable and accrued liabilities	6,170	7,331
Lease liabilities	45	1,245
Deferred revenue	(1,348)	(2,732)

Net cash used in operating activities	(24,252)	(80,191)

Cash flows from investing activities
Purchase of property and equipment	(5,671)	(8,662)
Purchase of intangible asset	—	(2,000)

Net cash used in investing activities	(5,671)	(10,662)

Cash flows from financing activities
Proceeds from issuance of convertible preferred stock, net of issuance costs	13,150	—
Proceeds from borrowing under credit facility, net of issuance costs	29,125	34,680
Payment of contingent consideration	—	(10)
Proceeds from exercise of stock options	2	420
Repurchase of restricted stock	(1)	—
Proceeds from exercise of Series A preferred stock warrants	—	2
Proceeds from exercise of Series B preferred stock warrants	—	4,675
Repurchase of Series A convertible preferred stock	(16)	—

Net cash provided by (used in) financing activities	42,260	39,767

Net decrease in cash and cash equivalents	12,337	(51,086)
Cash and cash equivalents at beginning of period	9,474	59,492

Cash and cash equivalents at end of period	$21,811	$8,406

Non-cash financing activities:
Reclassification of Series A preferred stock warrants from liabilities to convertible preferred stock upon exercise	$—	$1,049

Reclassification of Series B preferred stock warrants from liabilities to convertible preferred stock upon exercise	$—	$54,254

Issuance of warrant with credit facility	$750	$—

Issuance of Series A preferred stock for contingent consideration	$—	$4,142

Purchases of property and equipment included in accounts payable and accrued liabilities	$—	$550

Purchases of intangible asset included in accounts payable and accrued liabilities	$—	$15,609

Supplemental disclosure of cash flow information:

Cash paid for interest for the nine months ended September 30, 2019 was $1.3 million. Cash paid for interest for the nine months ended September 30, 2020 was $2.7 million.

See accompanying Notes to Condensed Consolidated Financial Statements.

ArcherDX, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

1.	Nature of Business

ArcherDX, Inc. (together with its consolidated subsidiary, ArcherDX, the Company, we, our, us) is a leading genomic analysis company focused on democratizing precision oncology. We were originally incorporated in January 2013, and subsequently merged into Enzymatics, Inc., or Enzymatics, in August 2013. In November 2014, the ArcherDX business unit was spun out from Enzymatics and incorporated in Delaware.

We develop and commercialize research use only, or “RUO”, products, and we offer services that meet the unique needs of our customers and their clinical applications. Our RUO product portfolio consists of VariantPlex, FusionPlex, LiquidPlex and Immunoverse, which we collectively refer to as ArcherPlex. We also have in vitro diagnostic, or “IVD”, products in development, STRATAFIDE and Personalized Cancer Monitoring, or PCM, which have both received Breakthrough Device designation from the U.S. Food & Drug Administration, or FDA.

Merger with Invitae Corporation

On October 2, 2020, we completed our Merger Agreement with Invitae Corporation, or “Invitae.”

The aggregate consideration for the Merger Agreement, or “Merger,” consisted of $325.0 million in cash (subject to closing-related adjustments based on ArcherDX’s cash, debt, net working capital and other considerations at the closing of the Merger) and 30.0 million shares of Invitae Common Stock, plus up to an additional 27.0 million shares of Invitae Common Stock payable in connection with the achievement of certain milestones (the “Earnout Shares”). At the closing of the Merger, (i) each outstanding share of ArcherDX capital stock converted into the right to receive the number of shares of Invitae Common Stock and a cash payment as specified in the Merger Agreement, and, if a milestone is achieved, the applicable portion of Earnout Shares tied to such milestone, (ii) each outstanding and unexercised ArcherDX stock option converted into the right to receive a cash payment and an option to purchase shares of Invitae Common Stock as specified in the Merger Agreement, and, if a milestone is achieved, the applicable portion of Earnout Shares tied to such milestone, subject to continued service at the time of achievement of such milestone in the instance of such Earnout Shares and (iii) each unexpired, unexercised and outstanding ArcherDX warrant converted into the right to receive the number of shares of Invitae Common Stock and cash payment as specified in the Merger Agreement, and, if a milestone is achieved, the applicable portion of Earnout Shares tied to such milestone. No fractional shares were issued in connection with the Merger.

Pursuant to the Merger Agreement, shares of Invitae Common Stock issued to ArcherDX’s securityholders in connection with the Merger are subject to a lock-up restriction which prevents the sale, transfer or other disposition of such shares for a period of 90 days following the closing of the Merger; provided, that as a result of a Support Agreement between Invitae and certain former stockholders of ArcherDX holding approximately 65% of the pre-Merger outstanding shares of ArcherDX in the aggregate (the “Support Agreement”), Invitae has waived the last 15 days of such 90-day period such that it shall apply for a period of only 75 days, and such former stockholders (i) are subject to certain volume limitations on resales of such shares and other transfer restrictions for days 76 through 90 following the closing of the Merger and (ii) may effect certain permitted transfers where transferees are bound by the Support Agreement.

ArcherDX, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

The foregoing descriptions of the Merger Agreement and the Support Agreement do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement and the Support Agreement, which were attached as Exhibits 2.1 and 10.4 to Invitae’s Form 8-K dated October 5, 2020, respectively.

Subsequent to the October 2, 2020, merger with Invitae, ArcherDX, Inc. is now ArcherDX, LLC.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The Company’s condensed consolidated financial statements include the accounts of ArcherDX, Inc. and its wholly-owned subsidiary, ArcherDX Clinical Services, Inc., formerly Baby Genes, Inc. All intercompany balances and transactions have been eliminated.

Unaudited Interim Condensed Consolidated Financial Statements

The accompanying condensed consolidated balance sheet as of September 30, 2020, the condensed consolidated statements of operations and comprehensive loss for the three and nine months ended September 30, 2019 and 2020, the condensed consolidated statements of convertible preferred stock and shareholders’ deficit as of September 30, 2019 and 2020, the condensed consolidated statements of cash flows for the nine months ended September 30, 2019 and 2020, and the related interim disclosures are unaudited. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. GAAP for interim financial information. Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification, or ASC, and Accounting Standards Update, or ASU, of the Financial Accounting Standards Board, or FASB. These unaudited condensed consolidated financial statements include all adjustments necessary to fairly state the financial position and the results of our operations and cash flows for interim periods in accordance with U.S. GAAP. Interim results are not necessarily indicative of the results that may be expected for the full year. The accompanying unaudited interim condensed consolidated financial statements should be read in conjunction with the annual audited consolidated financial statements and notes thereto for the year ended December 31, 2019, which is included elsewhere in this registration statement.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. On an ongoing basis, we evaluate our estimates, including estimates related to revenue, the allowance for doubtful accounts, the allowance for obsolete inventory, allocation of purchase price in business combinations, contingent consideration, convertible preferred stock warrants, intangible assets impairment, and stock-based compensation. We base our estimates on historical experience and other market-specific or other relevant assumptions that we believe to be reasonable under the circumstances. Actual results could differ from those estimates.

ArcherDX, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

We have considered potential impacts arising from the coronavirus (COVID-19) pandemic and are not presently aware of any events or circumstances that would require us to update our estimates, judgments or revise the carrying value of our assets or liabilities.

Going Concern, Liquidity and Capital Resources

We have incurred losses and negative cash flows since our inception. As of September 30, 2020, we had an accumulated deficit of $271.3 million.

We have funded our operations to date principally from the sale of convertible preferred stock, the issuance of convertible notes, entry into term loans and, to a lesser extent, products and services revenue. As of September 30, 2020, we had cash and cash equivalents of $8.4 million.

On August 10, 2020, we completed a second amendment to the credit facility agreement with Perceptive, which increases our maximum aggregate outstanding principal amount of all delayed draw loans by $40.0 million. Upon execution of this second amendment and the $20.0 million drawn immediately thereafter, our total credit facility is now $85.0 million, under which we have drawn an aggregate of $65.0 million.

On October 2, 2020, we completed our Merger Agreement with Invitae Corporation, or “Invitae.”

We have incurred substantial losses since our inception, and we expect to continue to incur losses in the near term. We believe our existing cash, cash equivalents and marketable securities as of September 30, 2020, as well as the additional access to liquidity as a result of our October 2, 2020 merger with Invitae Corporation, will be sufficient to meet our anticipated cash requirements for the foreseeable future.

The COVID-19 pandemic and the measures imposed to contain this pandemic have disrupted our business and are expected to continue to impact our business. We have considered the impact of the COVID-19 pandemic on the Company’s productivity, results of operations and financial position, and its disruption to the Company’s business and clinical programs and timelines as of September 30, 2020. The magnitude of these impacts will depend, in part, on the length and severity of the measures imposed to contain this pandemic and on the Company’s ability to conduct business in the ordinary course. We have experienced reductions to revenue due to impacts from the pandemic, primarily from disruption of our customers’ operations and supply chains.

Segment Information

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. We view our operations and manage our business in one operating segment, which is the business of delivering precision oncology products and pharma development services to our customers.

Fair Value of Financial Instruments

Cash and cash equivalents and liabilities for contingent consideration and convertible preferred stock warrants are carried at fair value. Financial instruments, including accounts receivable, accounts payable, and accrued expenses are carried at cost, which approximates fair value given their short-term nature (Note 4). Long-term debt is carried at cost, which approximates fair value.

ArcherDX, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

Cash and Cash Equivalents

We consider all highly liquid investments with original maturity from the date of purchase of three months or less to be cash equivalents. Cash and cash equivalents include bank demand deposits and money market accounts that invest primarily in U.S. government-backed securities and treasuries. As of December 31, 2019 and September 30, 2020, we had cash equivalents of $43.2 million and $4.1 million, respectively.

Accounts Receivable

We provide an allowance for doubtful accounts equal to the estimated uncollectible amounts. Our estimate is based on historical collection experience, the current economic environment and a review of the current status of trade accounts receivable. It is reasonably possible that our estimate of the allowance for doubtful accounts will change and that losses ultimately incurred could differ materially from the amounts estimated in determining the allowance. As of December 31, 2019 and September 30, 2020, we recorded an allowance of $0.1 million and $0.0 million, respectively.

Concentrations of Risk

We are subject to credit risk from holding our cash and cash equivalents at one commercial bank. We limit our exposure to credit losses by investing in money market funds through a U.S. bank with high credit ratings. Our cash may consist of deposits held with banks that may at times exceed federally insured limits, however, our exposure to credit risk in the event of default by the financial institution is limited to the extent of amounts recorded on the balance sheets. We perform evaluations of the relative credit standing of these financial institutions to limit the amount of credit exposure.

We are also subject to credit risk from our accounts receivable. We grant credit in the normal course of business to customers in the U.S. and in foreign countries, predominantly in the European Union and United Kingdom. We periodically perform credit analysis and monitor the financial condition of our customers to reduce credit risk. We perform ongoing credit evaluations of our customers, but generally do not require collateral to support accounts receivable. Accounts receivable are recorded at the invoiced amount and do not bear interest.

The following table provides our revenue by geographic area based on the customers’ location (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2020	2019	2020
United States	$4,936	$6,900	$13,702	$16,452
International	9,892	9,607	21,374	31,183

Total revenue	$14,828	$16,507	$35,076	$47,635

The Company’s revenue is generated primarily in the U.S., European Union, and United Kingdom.

ArcherDX, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

Significant customers are those which represent more than 10% of the Company’s total revenue or accounts receivable balance at each respective balance sheet date. For each significant customer, revenue as a percentage of revenue and accounts receivable as a percentage of accounts receivable are as follows:

	Revenue for the Three Months Ended September 30,			Revenue for the Nine Months Ended September 30,			Accounts Receivable as of
	2019		2020	2019		2020	December 31, 2019		September 30, 2020
Customer A(1)	*	%	10%	*	%	* %	*	%	* %
Customer B(1)	51%		15%	44%		28%	41%		15%
Customer C(1)	*	%	20%	*	%	12%	*	%	28%

(1)	The country of headquarters of Customer A is the US, the country of headquarters of Customer B is Germany, and the country of headquarters for Customer C is the UK.
*	less than 10%

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, and the shorter of the estimated economic life or related lease terms for leasehold improvements. Maintenance and repairs are expensed as incurred.

Estimated useful lives for property and equipment are as follows:

Property and Equipment	Estimated Useful Life
Furniture and fixtures	7 years
Manufacturing and lab equipment	5 years
Computer equipment	3 years
Leasehold improvements	Lesser of estimated useful life or remaining lease term

Long-Lived Assets

We evaluate the recoverability of long-lived assets, including property and equipment and intangible assets, whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. In such circumstances, we look primarily to the undiscounted future cash flows compared to the carrying amount of each asset in our assessment of whether or not long-lived assets have been impaired. There were no impairments recorded for the three or nine months ended September 30, 2019 and 2020. Substantially all of the Company’s long-lived assets are located in the U.S.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination accounted for under the acquisition method of accounting and is not amortized, but is subject to impairment testing at least annually in the fourth quarter or when a triggering event is identified that could indicate a potential impairment. We are organized as a single reporting unit, and we first perform a qualitative assessment to evaluate indicators of goodwill impairment. If it is more likely than not that an impairment exists, we perform a quantitative assessment by comparing the carrying value of the reporting unit to the fair value of the Company. There were no impairments recorded for the three or nine months ended September 30, 2019 and 2020.

ArcherDX, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

Due to COVID-19, the Company determined a triggering event occurred in the first quarter of 2020 and performed an interim goodwill impairment evaluation to determine the fair value of the reporting unit. The evaluation determined the fair value of the reporting unit exceeded the book value of the reporting unit and, as such, no impairment was recorded.

Deferred Revenue

Advanced billings for services to customers, including billings at the initiation of a performance-based milestone, are deferred and recognized as revenue in the applicable future period when the revenue is earned. Deferred revenue was $6.2 million at December 31, 2019 and $6.2 million for September 30, 2020. Revenue of $1.3 million and $4.3 million were recognized for the three months ended September 30, 2019 and 2020, respectively, that was included in the deferred revenue balances at the beginning of the respective periods. Revenue of $3.7 million and $6.0 million were recognized for the nine months ended September 30, 2019 and 2020, respectively, that was included in the deferred revenue balances at the beginning of the respective periods.

Warrant Liability

The Company accounts for certain preferred stock warrants outstanding as a liability, in accordance with ASC 815, Derivatives and Hedging (“ASC 815”), at fair value. This liability is subject to re-measurement at each reporting period until exercised, and any change in fair value is recognized in the condensed consolidated statements of operations and comprehensive loss. As of December 31, 2019, the warrant liabilities are included in other long-term liabilities in the condensed consolidated balance sheets. There is no warrant liability as of September 30, 2019, as all warrants have been exercised.

Reverse Stock Split

On June 17, 2020, the Company effected a .7039-for-1 reverse stock split of its common and preferred stock. The par value and the authorized number of shares of the common and preferred stock were not adjusted as a result of the reverse stock split. The accompanying consolidated financial statements and notes to the financial statements give retroactive effect to the reverse stock split for all periods presented. No fractional shares were issued in connection with the reverse stock split. Any fractional share resulting from the reverse stock split was rounded down to the nearest whole share, and in lieu of any fractional shares, the Company will pay in cash to the holders of such fractional shares an amount equal to the fair value, as determined by the board of directors, of such fractional shares.

Revenue Recognition

The Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. To determine revenue recognition, the Company follows the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation.

ArcherDX, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

The following is a summary of the application of the respective model to each of our revenue classifications:

Overview

We derive our revenue from two sources: (i) precision oncology products and (ii) pharma development services.

Precision Oncology Products Revenue

Precision oncology product revenue is generated from sales of our genomic products, which can either be sold alone or in combination with a service performance obligation. When sold in combination, we use our precision oncology products to provide clinical research and clinical trial services to our customers.

From the Company’s inception through September 30, 2020, precision oncology product revenue has been comprised primarily of sales of our ArcherPlex RUO products for therapy optimization and PCM products for cancer monitoring. We recognize revenue on precision oncology product sales once product shipment has occurred or upon the completion of services when the product and service are a combined performance obligation. Payments from customers are typically due within 90 days from invoice date.

Product sales are recorded net of discounts and other deductions. We recognize revenue on precision oncology product sales once product shipment has occurred or upon the completion of services when the product and service are a combined performance obligation. Payments typically are due 30 days from invoice date.

Shipping and handling fees billed to customers are classified on the condensed consolidated statements of operations and comprehensive loss in revenue. The associated shipping and handling costs are classified in cost of revenue.

Pharma Development Services Revenue

Pharma development services revenue is generated primarily from services provided to biopharmaceutical companies related to companion diagnostic development, clinical research, and clinical trial services across the research, development, and commercialization phases of collaborations.

For companion diagnostic development, we collaborate with biopharmaceutical companies to develop assays for clinical utility studies and clinical trials. As part of these collaborations, we provide services related to regulatory filings with the FDA in the United States, and various international regulatory agencies, to support companion diagnostic device submissions. Under these collaborations we generate revenue from achievement of milestones, provision of ongoing support, and related pass-through costs and fees. We generally have distinct performance obligations for development milestones related to our development of a companion diagnostic device. We use a cost plus a margin approach to estimate the standalone value of our companion diagnostic development service performance obligations. Revenue is recognized over time using input and output methods based on our surveys of performance completed to date toward each milestone including labor hours expended, tests processed or time elapsed.

Clinical research activities and clinical trial service revenue are generated primarily from customer assay design services and sample processing activities, excluding the product component of sample processing activities. Revenue is recognized as test samples are processed or scope of work is completed, based on contracted agreements with biopharmaceutical companies.

ArcherDX, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

In November 2017, we signed our first companion diagnostic contract. Under the $11.3 million time and materials arrangement, we were developing an oncology companion diagnostic device for use in the customer’s clinical trials of its investigational drug. Upon contract signing, we received $2.0 million of the contract price as an upfront deposit that was recorded as deferred revenue and is creditable toward the final contract billings. For this companion diagnostic contract, we recognized revenue as time and materials expenses were incurred and charged to the third party on a monthly basis. On April 30, 2019, the customer notified the Company that the customer’s related clinical drug trial had not met its primary endpoint for drug efficacy, and that the customer was terminating its contract with the Company. We quantified and offset the final study costs and wind-down costs of $1.4 million against the $2.0 million upfront deposit received from the customer in November 2017. We refunded $0.6 million of unapplied deposit to the customer in June 2019.

Our Other Companion Diagnostic Contracts

During the nine months ended September 30, 2020, we signed eight additional companion diagnostic contracts. The Company’s companion diagnostic contracts consist primarily of milestone-based payments along with annual fees and marked-up pass-through costs. The arrangements are treated as short-term contracts for revenue recognition purposes because they allow termination of the agreements by the customers with 30 to 120 days’ written notice without a termination penalty. Upon termination, customers are required to pay for the proportion of services provided under milestones that were in progress. We recognize revenue in an amount that reflects the consideration which we expect to receive in exchange for those goods or services after consideration of the short-term nature of our contracts. We recognize revenue over time based on the progress made toward achieving the performance obligation, utilizing both input and output methods, depending on the performance obligation, including labor hours expended, tests processed, or time elapsed, that measure our progress toward the achievement of the milestone. Milestones are billed at 30%-50% upon milestone initiation and are recorded as deferred revenue until earned; once a milestone is completed, the remaining 50%-70% of the milestone is billed to the customer. Unbilled revenue is a contract receivable that is included in net accounts receivable on the condensed consolidated balance sheets; unbilled revenue was $6.5 million and $4.0 million as of December 31, 2019 and September 30, 2020, respectively.

Cost of Revenue

Cost of Precision Oncology Products Revenue

Cost of precision oncology products generally consists of the cost of materials and consumables, personnel-related expenses (comprised of salaries, benefits, bonuses, and share-based compensation), shipping and handling, royalties, professional services, equipment and allocated overhead costs associated with the manufacturing of products. Allocated overhead costs include allocated occupancy costs and information technology costs.

ArcherDX, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

Cost of Pharma Development Services

Cost of pharma development services generally consists of personnel-related expenses (comprised of salaries, benefits, bonuses, and share-based compensation), the cost of consumables, equipment expenses associated with sample processing, costs paid to contract research organizations for lab services and clinical trial support, and allocated overhead costs. Allocated overhead costs include allocated occupancy costs and information technology costs. Costs associated with processing samples are recorded regardless of whether revenue was recognized with respect to the performance obligation. Additional costs associated with companion diagnostic development services for biopharmaceutical companies also include, but are not limited to, contractors and professional services, regulatory fees, and commercialization fees.

Costs incurred for process development, feasibility, or analytical and clinical validation activities that would have otherwise been incurred for product development for STRATAFIDE and PCM IVD are reported as research and development expenses.

Research and Development

We are currently conducting research and development activities for product and service offerings across therapy optimization and cancer monitoring. Expenditures made for research and development are charged to expense as incurred and include, but are not limited to, personnel-related expenses (comprised of salaries, benefits, bonuses, and share-based compensation), laboratory supplies, biorepository and sequencing costs, consulting services, including, but not limited to, statistical analysis, engineering, and regulatory services, and allocated overhead costs. Allocated overhead costs include allocated occupancy costs and information technology costs.

A component of our internal research and development expenses related to process development, feasibility, or analytical and clinical validation activities also meet the performance obligations under contracts to provide companion diagnostic development services.

Recently Adopted Accounting Pronouncements

The Company adopted ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments effective January 1, 2020. The ASU sets forth a “current expected credit loss” (“CECL”) model which requires the Company to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions and reasonable supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost, available-for-sale debt securities and applies to certain off-balance sheet credit exposures. The adoption of this ASU did not have a material impact on the Company’s condensed consolidated financial statements.

The Company adopted ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement effective January 1, 2020. The ASU makes a number of changes meant to add, modify or remove certain disclosure requirements associated with the movement amongst, or hierarchy associated with, Level 1, Level 2 and Level 3 fair value measurements. The adoption of this ASU did not have a material impact on the Company’s condensed consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU No. 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its condensed consolidated financial statements.

ArcherDX, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

3. Business Combination

On October 2, 2018, the Company purchased all issued and outstanding shares of common stock of Baby Genes for 1,018,941 shares of our Series A convertible preferred stock, with up to an additional 1,463,758 shares of our Series A convertible preferred stock to be issued upon the achievement of certain revenue-based milestones by Baby Genes in 2019 and 2020.

The contingent consideration included in the Baby Genes purchase price stipulated certain revenue thresholds during the two calendar years following the acquisition. If the Company completes a qualified initial public offering before the end of Year 2, then a portion of the consideration is automatically earned. The contingent consideration is recorded as a liability due to the liquidation preference provisions of the underlying Series A convertible preferred stock, and changes in the fair value are recorded as a change in fair value of contingent consideration in the condensed consolidated statements of operations and comprehensive loss.

In February 2020, the Company issued 624,277 shares of Series A convertible preferred stock, with a fair value of $4.1 million, to the former Baby Genes shareholders for the achievement of the Year 1 revenue thresholds. As of December 31, 2019, the fair value of the Year 1 contingent consideration was $4.2 million and the Year 2 contingent consideration was $4.2 million. During the first quarter of 2020, the Company issued 624,277 shares of Series A preferred stock to settle the Year 1 contingent consideration. As of September 30, 2020, the remaining fair value of the Year 2 contingent consideration was $76.5 million and is included in other long-term liabilities in the condensed consolidated balance sheets.

4.	Fair Value Measurements

Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (at exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The three levels of inputs that may be used to measure fair value include:

Level 1: Quoted prices in active markets for identical assets or liabilities. Our Level 1 assets consist of money market accounts. We do not have Level 1 liabilities.

Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities in active markets or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. We do not have Level 2 assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity. We do not have Level 3 assets. Our Level 3 liability consists of Series A and B convertible preferred stock warrants and contingent consideration.

ArcherDX, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

The following table identifies our assets and liabilities that were measured at fair value on a recurring basis (in thousands):

	Level 1	Level 2	Level 3
December 31, 2019
Assets:
Money market accounts	$43,154	$—	$—
Liabilities:
Warrant liabilities	$—	$—	$(2,295)
Contingent consideration	$—	$—	$(8,327)
September 30, 2020
Assets:
Money market accounts	$4,083	$—	$—
Liabilities:
Contingent consideration	$—	$—	$(76,477)

The Company estimates the fair value of warrants using option-pricing models with the assistance of a third-party valuation specialist. The fair value of the shares to be issued as contingent consideration for Year 2 was estimated using an income approach involving Monte Carlo simulation. The assumptions we use in the valuation models are based on future expectations combined with management’s judgment. As of December 31, 2019, we included a 20% IPO probability in our valuation models. For the valuation models used for the quarter ended March 31, 2020, in evaluating our IPO probability, management took into consideration the positive steps taken by the Company in progressing towards an IPO, while also taking into account the unprecedented market volatility and short- and long-term economic uncertainty associated with the COVID-19 pandemic. At that date, the COVID-19 related factors significantly reduced the likelihood that a public offering would be a viable financing strategy for the Company. The balance of these considerations led management to include a 20% IPO probability as of March 31, 2020.

For the valuation models used for the quarter ended June 30, 2020, management considered its entry into an Agreement and Plan of Merger and Plan of Reorganization (the “Merger Agreement”) with Invitae, and included a 90% acquisition probability in our valuation models.

For the valuation models used for the quarter ended September 30, 2020, management considered its entry into the Merger Agreement with Invitae, and included a 100% acquisition probability in our valuation models, given we completed the Merger Agreement on October 2, 2020.

ArcherDX, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

The following table presents a reconciliation of the Company’s financial liabilities measured at fair value as of September 30, 2020 using significant unobservable inputs (Level 3), and the change in fair value recorded in other income, net in the condensed consolidated statements of operations and comprehensive loss (in thousands):

	Convertible Preferred Stock Warrants	Contingent Consideration
Balance as of December 31, 2019	$2,295	$8,327
Issuance of Series A preferred stock for contingent consideration	—	(4,142)
Issuance of Series B warrants	2,128
Cash payment for contingent consideration	—	(10)
Exercise of Series A preferred stock warrants	(1,049)	—
Exercise of Series B preferred stock warrants	(54,254)
Change in fair value	50,880	72,302

Balance as of September 30, 2020	$—	$76,477

There were no transfers between the Level 1 and Level 2 categories or into or out of the Level 3 category during the three and nine months ended September 30, 2020.

5.	Inventories

Inventories consist of the following (in thousands):

	December 31,	September 30,
	2019	2020
Raw materials	$3,640	$6,390
Work in process	1,412	5,902
Finished goods	950	869

Total inventories	$6,002	$13,161

Inventory obsolescence charges were immaterial and $0.1 million for the three months ended September 30, 2019 and September 30, 2020, respectively.

Inventory obsolescence charges were immaterial and $0.3 million for the nine months ended September 30, 2019 and September 30, 2020, respectively.

ArcherDX, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

6.	Property and Equipment

Property and equipment are summarized as follows (in thousands):

	December 31,	September 30,
	2019	2020
Manufacturing and lab equipment	$12,125	$17,620
Office equipment	1,490	2,718
Leasehold improvements	421	1,559
Construction in progress	405	1,666

Property and equipment, gross	14,441	23,563
Less accumulated depreciation	(3,630)	(6,352)

Property and equipment, net	$10,811	$17,211

Depreciation expense was $0.5 million and $1.1 million, for the three months ended September 30, 2019 and September 30, 2020, respectively.

Depreciation expense was $1.0 million and $2.9 million, for the nine months ended September 30, 2019 and September 30, 2020, respectively.

7.	Leases for Facilities and Equipment

At the inception of an arrangement, we determine whether the arrangement is or contains a lease based on the unique facts and circumstances. Most leases with a term greater than one year are recognized on the balance sheet as right-of-use assets, lease liabilities and, if applicable, long-term lease liabilities. We elected not to recognize on the balance sheet leases with terms of one year or less. Lease liabilities and their corresponding right-of-use assets are recorded based on the present value of lease payments over the expected lease term. The interest rate implicit in lease contracts is typically not readily determinable. As such, we utilize the appropriate incremental borrowing rate, which is the rate incurred to borrow on a collateralized basis over a similar term at an amount equal to the lease payments in a similar economic environment. Certain adjustments to the right-of-use asset may be required for items such as incentives received.

Our facilities operating leases have lease and non-lease components, which we have elected to separate and exclude from the measurement of the lease liabilities. The lease component results in a right-of-use asset being recorded on the condensed consolidated balance sheet and amortized as lease expense on a straight-line basis to the condensed consolidated statement of operations, and a lease liability, which is the net present value of the lease payments over the expected term.

We lease all of our office facilities. Leases with an initial term of 12 months or less are not recorded on the balance sheet; we recognize lease expense for these leases on a straight-line basis over the lease term. Most leases include one or more options to renew. The exercise of lease renewal options is at our sole discretion; a lease renewal option is included in the lease liability when it is likely we would exercise the option. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.

We also have an operating lease for certain office equipment.

ArcherDX, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

The components of lease expense and related cash flows were as follows (in thousands):

	Three Months Ended September 30,	Nine Months Ended September 30,
	2020	2020
Operating Lease cost
Operating lease cost	$544	$1,494
Variable lease cost	322	578

Operating lease expense	$866	$2,072
Short-term lease rent expense	$54	$109

Total lease cost	$920	$2,181

Operating cash outflows from operating leases	$548	$1,291

The weighted-average remaining lease term and weighted-average discount rate of operating leases were as follows:

September 30, 2020
Weighted-average remaining lease term (years)	4.7
Weighted-average discount rate	8%

Future minimum commitments due under these lease agreements as of September 30, 2020 are as follows (in thousands):

Year Ending December 31,
Remaining in 2020	$418
2021	2,344
2022	2,228
2023	2,157
2024	2,185
Thereafter	1,457
Present value adjustment	(1,956)
Tenant improvement allowance receivable	(346)

Total present value of lease payments	$8,487

8.	Convertible Notes Payable and Other Debt

Credit Facility

On May 10, 2019, the Company entered into a $45 million credit facility with Perceptive, of which $30 million was immediately drawn as a term loan by the Company. In conjunction with the credit facility, Perceptive received a warrant to purchase 455,188 shares of Series B convertible preferred stock, with a fair value of $0.8 million. The initial recognition of the warrant liability resulted in a discount to the loan which is being amortized to interest expense over the term of the credit facility.

ArcherDX, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

In April 2020, in connection with entering into the first amendment to the credit facility agreement, the Company issued to Perceptive a delayed draw date warrant for 227,594 Series B shares at an exercise price of $6.85 per share.

Under the terms of the credit facility agreement, the Company drew the remaining $15 million delayed draw loan facility in full in June 2020 following our achievement of designated revenue milestones. This brought our total outstanding debt with Perceptive to $45 million as of June 30, 2020.

On August 10, 2020, we completed a second amendment to the credit facility agreement with Perceptive. This amendment increased our maximum aggregate outstanding principal amount of all delayed draw loans by $40 million, up to $55 million. At the execution of the agreement, we immediately drew $20 million. This brought our total outstanding debt with Perceptive to $65 million as of September 30, 2020.

The outstanding principal amount of the debt facility accrues interest at an annual rate equal to the Applicable Margin of 8.25% plus the greater of (a) one-month LIBOR or (b) two and three quarters percent (2.75%) per annum. If one-month LIBOR ceases to exist in 2021, the Wall Street Journal Prime Rate will be used as the alternate rate. At September 30, 2020, the interest rate was 11%. Interest is payable monthly in arrears. At closing, the Company incurred a nonrefundable closing fee of $0.7 million, which, along with debt issuance fees of $0.2 million, the initial fair value of the 2019 warrant of $0.8 million and the initial fair value of the 2020 warrant of $2.1 million, is amortized to interest expense over the remaining term of the debt.

The credit facility is collateralized by the Company’s tangible and intangible assets. The debt financing proceeds are to be used for general corporate purposes, including the refinancing of existing debt and the payment of fees and expenses associated with the negotiation, execution and implementation of the credit facility. The credit facility agreement contains certain restrictive covenants, including monthly and quarterly financial covenants tied to the Company’s cash balance and 12-month revenues; the Company was in compliance with all covenants as of December 31, 2019 and September 30, 2020. The credit facility matures on May 10, 2023.

On September 17, 2020, Perceptive exercised 682,782 warrants that were issued in connection with our credit facility agreement to purchase Series B shares at an exercise price of $6.85 per share.

On October 2, 2020, we completed our Merger Agreement with Invitae. As a result of the merger, our debt with Perceptive was paid in full.

ArcherDX, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

9.	Convertible Preferred Stock

The Company’s convertible preferred stock is comprised of the following series (in thousands, except share amounts):

	Series A Convertible Preferred Stock		Series B Convertible Preferred stock		Series C Convertible Preferred stock
	Shares	Amount	Shares	Amount	Shares	Amount
Balance—January 1, 2019	8,783,772	$42,180	—	$—	—	$—
Issuance of Series B convertible preferred stock for cash, net of issuance costs of $1,850			2,190,546	13,150
Repurchase of Series A convertible preferred stock	(3,281)	(16)	—	—	—	—

Balance—September 30, 2019	8,780,491	$42,164	2,190,546	$13,150	—	$—

Balance—January 1, 2020	8,780,491	42,164	2,190,546	13,150	6,638,261	54,840
Exercise of Series A convertible preferred stock warrants	159,866	1,051	—	—	—	—
Exercise of Series B convertible preferred stock warrants	—	—	682,782	58,929	—	—
Issuance of Series A convertible preferred stock for contingent consideration	624,277	4,142	—	—	—	—

Balance—September 30, 2020	9,564,634	$47,357	2,873,328	$72,079	6,638,261	$54,840

The Company’s convertible preferred stock consisted of the following:

	September 30, 2020
	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference	Net Carrying Value
			(in thousands)
Series A	14,780,767	9,564,634	$48,362	$47,357
Series B	4,082,031	2,873,328	73,929	72,079
Series C	9,430,727	6,638,261	55,000	54,840

Total convertible preferred stock	28,293,525	19,076,223	$177,291	$174,276

The holders of the convertible preferred stock have the following rights and preferences:

Conversion

Each share of convertible preferred stock will be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, or automatically upon a Qualified IPO with gross proceeds of at least $50 million and a price per common share of at least $12.43, into such number of fully paid and non- assessable shares of common stock as is determined by dividing the original issue price by the convertible preferred stock conversion price in effect at the time of conversion. The convertible preferred stock conversion price will initially be equal to the original issue price for the convertible preferred stock. Such initial convertible preferred stock conversion price, and the rate at which shares of convertible preferred stock may be converted into shares of common stock, is subject to adjustment.

ArcherDX, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

Dividends

The Company will not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of common stock payable in shares of common stock) unless the holders of the convertible preferred stock then outstanding will first receive, or simultaneously receive, out of funds legally available therefor, a dividend on each outstanding share of convertible preferred stock in an amount in cash equal to 6% of the respective original issue price per annum on each outstanding share of such convertible preferred stock calculated from the date of issuance of such share of convertible preferred stock. The foregoing dividends will not be cumulative and will be paid when, as and if declared by the board of directors of the Company, provided that if the foregoing dividends are not declared in any year, the right to receive such dividends will terminate and not carry forward into the next year.

Liquidation Preference

In the event of any liquidation event, including upon a change in control of the Company, the holders of shares of convertible preferred stock then outstanding will be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment will be made to the holders of common stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the original issue price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of convertible preferred stock been converted into common stock immediately prior to such liquidation event. If upon any such liquidation event, the assets of the Company available for distribution to its stockholders will be insufficient to pay the holders of shares of convertible preferred stock the full amount to which they will be entitled, the holders of shares of convertible preferred stock will share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Voting

On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of convertible preferred stock will be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of convertible preferred stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Holders of convertible preferred stock will vote together with the holders of common stock as a single class. In addition, holders of convertible preferred stock voting together in a single class are entitled to elect three directors to the board of directors of the Company. The holders of convertible preferred stock also are entitled to vote together as a single class on certain protective matters including the payment of dividends, and the issuance of debt or an additional class of stock.

Classification

We have classified convertible preferred stock as mezzanine equity in the condensed consolidated balance sheets as the shares are contingently redeemable upon a deemed liquidation such as a change in control and in that event there is no guarantee that all shareholders would be entitled to receive the same form of consideration. No accretion was recorded during the three and nine months ended September 30, 2019 and September 30, 2020, respectively, as a deemed liquidation event was not considered probable.

Merger with Invitae

On October 2, 2020, immediately prior to the merger, our convertible preferred stock converted to common stock.

ArcherDX, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

Preferred Stock Warrants

	Equity Upon Exercise	Exercise Price	Expiration Date	December 31,	September 30,
				2019	2020
Warrants Issued in 2018	Series A Preferred	$0.01	3/5/28	159,866	—
Warrants Issued in 2019	Series B Preferred	6.85	5/10/26	455,188	455,188
Warrants Issued in 2020	Series B Preferred	6.85	4/27/27	—	227,594

Total Warrants				615,054	682,782

	Warrants	Weighted Average Stock Price	Weighted Average Remaining Contractual Life (in Years)
Balance—January 1, 2020	615,054	$5.07	6.8
Issued	227,594	6.85	6.8
Exercised	(842,648)	5.14

Balance—September 30, 2020	—	—	—

10.	Stockholders’ Deficit

Common Stock

Common stockholders are entitled to one vote per share. Holders of common stock are entitled to receive dividends, when and if declared by the Board. The voting, dividend, and liquidation rights of the holders of the common stock are subject to, and qualified by, the rights of the holders of the preferred stock.

We reserved shares of common stock for the following potential future issuances:

	As of December 31,	As of September 30,
	2019	2020
Conversion of outstanding convertible preferred stock	17,609,298	19,076,223
Conversion of convertible preferred stock issuable for contingent consideration	1,463,758	837,464
Shares underlying outstanding equity awards	4,848,949	3,744,346
Shares available for future equity award grants	660,520	444,054
Exercise and conversion of convertible preferred stock warrants	615,054	—

Total	25,197,579	24,102,087

ArcherDX, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

11.	Stock-Based Compensation

The Company has established the 2015 stock incentive plan for the benefit of its employees and board members. The form of awards, term, exercise price, and vesting schedule of the options are determined by the Company’s Compensation Committee at the time of grant. Awards may be made under the plan for 5.7 million shares of common stock. The stock options generally vest over four years with a 25% cliff vest at the first anniversary of the vesting start date.

A summary of the Company’s stock option activity under the 2015 stock incentive plan and related information is as follows (in thousands, except share and per share data):

		Stock Options Outstanding
	Shares Available for Grant	Shares Subject to Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Average Intrinsic Value
Balance at December 31, 2019	660,520	3,755,773	$2.81	9.3	$6,800
Shares authorized	—	—
Granted	(869,909)	869,909	$4.62
Exercised		(227,893)	$1.85
Canceled	653,443	(653,443)	$3.20

Balance at September 30, 2020	444,054	3,744,346	$3.22	8.9	$5,090

Vested at September 30, 2020		958,308	$1.80	8.3	$2,623

Stock-Based Compensation Expense

The following table presents the effect of employee and non-employee related stock-based compensation expense (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2020	2019	2020
Cost of precision oncology products revenue	$—	$—	$1	$—
Sales and marketing expense	9	34	33	86
Research and development expense	20	62	49	169
General and administrative expense	218	1,311	302	2,191

Total stock-based compensation expense	$247	$1,407	$385	$2,446

Future stock-based compensation for unvested options as of September 30, 2020 was approximately $6.4 million, which is expected to be recognized over a weighted-average period of 2.9 years.

ArcherDX, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

Valuation of Stock Options

The grant date fair value of stock options was estimated using a Black-Scholes option-pricing model with the following weighted-average assumptions:

	Nine Months Ended September 30,
	2019	2020
Expected term (in years)	6-7	6-7
Expected volatility	80%	80%
Risk-free interest rate	1.92%	1.02%
Expected dividend yield	—	—

The determination of the fair value of stock options on the date of grant using a Black-Scholes option-pricing model is affected by the estimated fair value of the Company’s common stock.

The valuation assumptions were determined as follows:

•

Expected Term. The expected term represents the period that the options granted are expected to be outstanding. The expected term of stock options issued to employees and nonemployee consultants is determined based on the mid-point between the vesting date and the end of the contractual term, as the Company concluded that its stock option exercise history does not provide a reasonable basis upon which to estimate expected term.

•

Expected Volatility. Given that the Company’s common stock is privately held, there is no active trading market for the Company’s common stock. The Company derived the expected volatility from the average historical volatilities over a period approximately equal to the expected term of comparable publicly traded companies within its peer group that were deemed to be representative of future stock price trends as the Company has limited trading history for its common stock.

•	Risk-Free Interest Rate. The risk-free interest rate is based on the U.S. Treasury rate, with maturities similar to the expected term of the stock options.

•	Expected Dividend Yield. The Company does not anticipate paying any dividends in the foreseeable future and, therefore, uses an expected dividend yield of zero.

12.	Net Loss Per Common Share

Basic net loss per share is calculated by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted-average number of common share equivalents outstanding using the treasury-stock method for stock options and warrants and the as-if-converted method for convertible preferred stock. As a result of our net losses for the periods presented, all potentially dilutive common share equivalents were considered anti-dilutive and were excluded from the computation of diluted net loss per share.

ArcherDX, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

The following table provides the calculation of basic and diluted earnings per common share (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2020	2019	2020
Numerator:

Net loss	$(9,806)	$(84,278)	$(22,652)	$(202,062)

Denominator:
Denominator for basic EPS—Weighted average shares outstanding	6,376,976	6,634,807	6,376,898	6,552,400
Dilutive securities
Denominator for diluted EPS—Weighted average shares outstanding	6,376,976	6,634,807	6,376,898	6,552,400
Earnings per share:

Basic and diluted EPS	$(1.54)	$(12.70)	$(3.55)	$(30.84)

The table below provides potentially dilutive securities not included in the calculation of the diluted net loss per common share because to do so would be anti-dilutive:

	Nine months ended September 30,
	2019	2020
Conversion of outstanding convertible preferred stock	10,971,037	19,076,223
Shares of underlying outstanding equity awards	2,136,668	3,744,346
Exercise and conversion of convertible preferred stock warrants	615,054	—

Total	13,722,759	22,820,569

13.	Commitments and Contingencies

Litigation

In the normal course of business, we are a party to litigation from time to time. We maintain insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on the Company.

On January 27, 2020, Natera filed a lawsuit against us in the United States District Court for the District of Delaware, alleging that our products using AMP chemistry and the manufacture, use, sale, and offer for sale of such products, infringe U.S. Patent No. 10,538,814. On March 25, 2020, we filed an answer denying Natera’s allegations and asserting certain affirmative defenses and counterclaims, including that U.S. Patent No. 10,538,814 is invalid and not infringed. On April 15, 2020, Natera filed an answer denying our counterclaims and filed an amended complaint alleging that our products using AMP chemistry, including STRATAFIDE, PCM, LiquidPlex, ArcherMET, FusionPlex, and VariantPlex, and the manufacture, use, sale, and offer for sale of such products, infringe U.S. Patent No. 10,538,814, U.S. Patent No. 10,557,172, U.S. Patent No. 10,590,482, and U.S. Patent No. 10,597,708 (collectively, the “Natera

ArcherDX, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

Asserted Patents”), each of which are held by Natera. Natera seeks, among other things, damages and other monetary relief, costs and attorneys’ fees, and an order enjoining us from further infringement of the Natera Asserted Patents. On May 13, 2020, we filed an answer to Natera’s amended complaint denying Natera’s allegations and asserting certain affirmative defenses and counterclaims, including that the Natera Asserted Patents are invalid and not infringed. On June 3, 2020, Natera filed an answer denying our counterclaims. On June 4, 2020, we filed a motion seeking dismissal of Natera’s infringement claims against STRATAFIDE, PCM, and ArcherMET, and for a judgment that U.S. Patent No. 10,538,814, U.S. Patent No. 10,557,172, and U.S. Patent No. 10,590,482, are invalid. The litigation is ongoing and is in its early stages and we cannot reasonably predict the outcome or loss, if any, that may result.

Vendor Agreement

In September 2020, we entered into a project agreement for the development and commercialization of sequencing-based companion diagnostics. Under this agreement, we will develop a portfolio of companion diagnostic test kits, and the vendor will supply certain instruments, customer software, and regulatory support. The scope of this 15-year non-exclusive agreement, includes our future portfolio of companion diagnostic tests that will enable commercial laboratories, hospitals, and health systems to run our assays in their local laboratories worldwide. We recognized an intangible asset for the right to develop and commercialize on the vendor’s technology, which is amortized over 15 years, the estimated economic life of the underlying asset. We may also make milestone payments for future development activities over the life of this arrangement. At September 30, 2020, the intangible asset was $19.4 million.

Royalty Agreements

In exchange for the use of certain patent rights, we agreed to pay a royalty in the single digits as a percentage of sales (as defined in the patent rights agreement). Under the agreement, the minimum net sales for the years ended December 31, 2018 and 2019 are $14.0 million and $20.6 million, respectively. Failure to meet the yearly minimum may be treated as a default and may result in termination of the agreement. In addition to the royalty on sales, we have set fixed royalty payments totaling $4.0M over the next five years. We were in compliance with the terms of the royalty agreement at December 31, 2019 and September 30, 2020.

We also signed a non-transferable, non-exclusive license with a software provider. In exchange for the license, we agreed to pay a fixed annual license fee of $10,000 and a low- to mid-single digit royalty on sales (as defined in the license agreement). If we fail to perform under the agreement, the software provider may give written notice of default and allow us 30 days to remediate the default, or the contract can be terminated. We were in compliance with the terms of the royalty agreement as of December 31, 2019 and September 30, 2020.

14.	Subsequent Events

For purposes of the financial statements as of September 30, 2020 and the three and nine months then ended, the Company evaluated subsequent events for recognition and measurement purposes through November 20, 2020, the date the condensed consolidated financial statements were issued. Except as described elsewhere in these financial statements, the Company has concluded that no events or transactions have occurred that require disclosure.